                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                              EMCARE HOLDINGS INC.

                                       AT
                              $38.00 NET PER SHARE
                                       BY
                             EHI ACQUISITION CORP.
                      AN INDIRECT WHOLLY-OWNED SUBSIDIARY
                                       OF

                                  LAIDLAW INC.
                                   ---------

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
                     TIME, ON SEPTEMBER 3, 1997, UNLESS THE
                               OFFER IS EXTENDED.
                               -----------------
THE BOARD OF DIRECTORS OF EMCARE HOLDINGS INC. (THE "COMPANY") HAS UNANIMOUSLY
    APPROVED THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER DESCRIBED
       HEREIN IS IN THE BEST INTEREST OF THE COMPANY'S STOCKHOLDERS AND
             RECOMMENDS THAT ALL STOCKHOLDERS TENDER THEIR SHARES.
                              -------------------
THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED
   AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES REPRESENTING AT LEAST FIFTY-ONE PERCENT OF THE OUTSTANDING SHARES OF THE
    COMPANY, ASSUMING CERTAIN EXERCISES (THE "MINIMUM CONDITION"). THE OFFER
    IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 14.
                              -------------------
THE OFFER IS NOT CONDITIONED UPON LAIDLAW OR THE PURCHASER OBTAINING FINANCING.
                              -------------------

                                   IMPORTANT
    ANY STOCKHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH STOCKHOLDER'S SHARES SHOULD EITHER (I) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND MAIL OR DELIVER THE LETTER OF TRANSMITTAL (OR SUCH FACSIMILE) TOGETHER WITH THE CERTIFICATE(S) EVIDENCING THE TENDERED SHARES AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY, OR TENDER SUCH SHARES PURSUANT TO THE PROCEDURES FOR BOOK-ENTRY TRANSFER SET FORTH IN SECTION 3; OR (II) REQUEST SUCH STOCKHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH STOCKHOLDER. A STOCKHOLDER WHOSE SHARES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH STOCKHOLDER DESIRES TO TENDER SHARES SO REGISTERED.

    A STOCKHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES EVIDENCING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER DESCRIBED IN THIS OFFER TO PURCHASE ON A TIMELY BASIS, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN SECTION 3.

    QUESTIONS AND REQUESTS FOR ASSISTANCE, OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL OR OTHER OFFER MATERIALS, MAY BE DIRECTED TO THE INFORMATION AGENT OR TO MORGAN STANLEY & CO. INCORPORATED (THE "DEALER MANAGER") AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. STOCKHOLDERS MAY ALSO CONTACT BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES FOR ASSISTANCE CONCERNING THE OFFER.
                              -------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                           MORGAN STANLEY DEAN WITTER

AUGUST 5, 1997

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
INTRODUCTION...............................................................................................          1

THE OFFER..................................................................................................          2

Section 1. Terms of the Offer; Expiration Data.............................................................          2

Section 2. Acceptance for Payment and Payment for Shares...................................................          4

Section 3. Procedure for Tendering Shares..................................................................          6

Section 4. Withdrawal Rights...............................................................................          9

Section 5. Certain U.S. Federal Income Tax Matters.........................................................          9

Section 6. Price Range of Shares; Dividends................................................................         10

Section 7. Certain Information Concerning the Company......................................................         11

Section 8. Certain Information Concerning the Purchaser and Laidlaw........................................         12

Section 9. Source and Amount of Funds......................................................................         15

Section 10. Background of the Offer; Contacts with the Company.............................................         15

Section 11. Purpose of the Offer; Merger Agreement; Plans for the Company..................................         17

Section 12. Dividends and Distributions....................................................................         25

Section 13. Effect of the Offer on the Market for the Shares, Nasdaq National Market Listing and Exchange
            Act Registration...............................................................................         26

Section 14. Certain Conditions of the Offer................................................................         27

Section 15. Certain Legal Matters and Regulatory Approvals.................................................         28

Section 16. Fees and Expenses..............................................................................         31

Section 17. Miscellaneous..................................................................................         31

Schedule I-- Information Concerning the Directors and Executive Officers of Laidlaw and the Purchaser......        S-1

TO: THE HOLDERS OF COMMON STOCK OF
EMCARE HOLDINGS INC.:

                                  INTRODUCTION

    EHI Acquisition Corp. (the "Purchaser"), a Delaware corporation and an indirect wholly-owned subsidiary of Laidlaw Inc., a Delaware corporation ("Laidlaw"), hereby offers to purchase all of the outstanding shares of common stock, par value $.01 per share (the "Shares"), of EmCare Holdings Inc., a Delaware corporation (the "Company"), at a purchase price of $38.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the "Offer").

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of ChaseMellon Shareholder Services, as Depositary (the "Depositary"), Morrow & Co., Inc., as Information Agent (the "Information Agent"), and Morgan Stanley & Co. Incorporated, as Dealer Manager (the "Dealer Manager"), incurred in connection with the Offer. See Section 16.

    The Offer is conditioned upon, among other things, there having been validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares which constitutes at least fifty-one percent (51%) of the Company's outstanding voting power (assuming the exercise of all outstanding options and rights to purchase shares of Common Stock) (the "Minimum Condition"). The Company has informed the Purchaser that as of July 31, 1997, there were 8,279,046 Shares issued and outstanding, 1,304,176 shares of Common Stock reserved for issuance under the Company's stock option plans and 37,570 shares of Common Stock reserved for issuance in connection with purchase price payments (including deferred purchase price payments) in conjunction with acquisitions, and that, except as otherwise disclosed in the Merger Agreement, no other stock of the Company is outstanding or committed to be issued. Based on this information, and assuming all holders of outstanding options to purchase shares of Common Stock will have entered into agreements to cancel such options effective on the date Purchaser purchases the Shares pursuant to the Offer, and that holders of the right to receive shares in connection with purchase price payments have agreed to accept cash in lieu of shares, the Purchaser believes that the Minimum Condition will be satisfied if the Purchaser acquires at least 4,222,314 Shares in the Offer. Laidlaw does not directly or indirectly hold any Shares. Certain other conditions to the Offer are described in Section 14. The Minimum Condition cannot be waived without the consent of the Company.

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 29, 1997 (the "Merger Agreement"), by and among the Company, Laidlaw and the Purchaser. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer and satisfaction or, to the extent permitted under the Merger Agreement, waiver of all conditions to the Merger, the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation of the Merger and as an indirect wholly-owned subsidiary of Laidlaw. Thereupon, each outstanding Share (other than treasury Shares, Shares held by Laidlaw, the Purchaser or any other subsidiary of Laidlaw, and Shares held by stockholders, if any, who properly exercise appraisal rights) will be converted into and represent the right to receive $38.00 in cash, or any higher price that may be paid per Share in the Offer, without interest. See Section 11.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS" OR THE "BOARD") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER (INCLUDING THE OFFER PRICE

OF $38.00 PER SHARE IN CASH) IS IN THE BEST INTEREST OF THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT ALL STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    The Company has advised Laidlaw that Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), financial advisor to the Company, has delivered to the Board of Directors a written opinion dated July 28, 1997 to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the $38.00 per Share cash consideration to be received by the holders of Shares (other than Laidlaw and its affiliates) pursuant to the Offer and the Merger, taken together, was fair to such holders from a financial point of view. A copy of the written opinion of DLJ dated July 28, 1997, which sets forth the assumptions made, factors considered and limitations on the review undertaken, is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders concurrently herewith and should be carefully read in its entirety.

    The Merger Agreement provides that, commencing upon the purchase of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate on the Board of Directors up to such number of directors, rounded up to the next whole number, as will give Laidlaw representation on the Board equal to the product of (i) the total number of directors on the Board and
(ii) the percentage that the aggregate number of Shares directly or indirectly owned by Purchaser and its affiliates bears to the total number of outstanding Shares, provided that at all times there shall be at least two directors who are not designees of the Purchaser and the number of directors shall not be more than ten nor less than six. In the Merger Agreement, the Company, subject to certain limitations (see Section 11), has agreed to take all action necessary to cause Purchaser's designees to be elected or appointed as directors of the Company, including increasing the size of the Board or securing the resignation of incumbent directors or both.

    The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, if required by law, the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. See Section 11 and Section 14. Under the Company's Certificate of Incorporation and the General Corporation Law of the State of Delaware ("Delaware Law"), the holders of Shares have one vote for each Share owned by them of record. Under the Company's Certificate of Incorporation and Delaware Law, a majority vote of the then outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholders.

    Under Delaware Law, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, the Purchaser will be able to consummate the Merger, without a vote of the Company's stockholders. In such event, Laidlaw and the Purchaser shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's stockholders. If, however, the Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise, and a vote of the Company's stockholders is required under Delaware Law, a longer period of time will be required to effect the Merger. See Section 11.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

    SECTION 1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4 below. For purposes of the Offer, the term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, September 3, 1997, unless and until the Purchaser, in its sole discretion (subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). The Offer is also subject to certain other conditions set forth in Section 14 below. If these or any of the other conditions referred to in Section 14 are not satisfied or any events specified in Section 14 have occurred or are determined by the Purchaser to have occurred, prior to the Expiration Date, the Purchaser reserves the right (but is not obligated), subject to the terms of the Merger Agreement and whether or not any shares have theretofore been accepted for payment, (i) to decline to purchase any of the Shares tendered in the Offer, terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) to waive or amend any or all conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered, (iii) to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended or (iv) to delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. In the event that the Purchaser waives any of the conditions set forth in Section 14, the Commission may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that the Purchaser disseminate information concerning such waiver.

    The Purchaser shall, subject to the conditions specified in Section 14, accept for payment and pay for Shares which have been validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law; provided that, if the number of Shares that have been validly tendered and not withdrawn represent less than 90% of the Company's outstanding voting power (calculated assuming the exercise of all outstanding options and rights to purchase shares of Common Stock), the Purchaser may extend the Offer up to the fifth business day following the date on which all conditions to the Offer shall first have been satisfied or waived; provided that if the Purchaser so extends the Offer, its obligation to purchase the Shares tendered pursuant to the Offer shall be unconditional. If all of the conditions specified in Section 14 are not satisfied on the initial Expiration Date, the Purchaser shall extend (and re-extend) the Offer through October 31, 1997, to provide time to satisfy such conditions. During such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw its Shares. See Section 4.

    The Merger Agreement provides that the Purchaser may modify the terms of the Offer except that, without the written approval of the Company, the Purchaser will not decrease the price per Share paid in the Offer, change the form of consideration payable in the Offer, reduce the maximum number of Shares to be purchased in the Offer, impose conditions to the Offer other than those set forth herein or amend or modify such conditions, or amend any other terms or conditions of the Offer, or make any other change that is otherwise adverse to the holders of Shares.

    Subject to the applicable regulations of the Commission, the Purchaser also reserves the right, in its sole discretion, at any time and from time to time,
(i) to delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares pending receipt of any regulatory approval specified in Section 15 below or in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any of the conditions referred to in Section 14 has not been satisfied or upon the occurrence of any of the events specified in Section 14 and (iii) to waive any condition (other than the Minimum Condition, the expiration or termination of any waiting period under the HSR Act and the absence of termination of the Merger Agreement, which may not be waived without the prior written consent of the Company) or otherwise amend the Offer in any respect in any manner that is not prohibited as described above, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the preceding sentence), any Shares upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Except as provided by applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

    If the Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

    The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

    SECTION 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date promptly after the Expiration Date provided that the conditions of the Offer set forth in Section 14, including, without limitation, the expiration or termination of the waiting period applicable to the acquisition of Shares pursuant to the Offer under the HSR Act, have been satisified or waived prior to the Expiration Date. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any other regulatory approvals specified in Section 15.

    Laidlaw intends to file as soon as practicable after the date hereof with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Pre-merger Notification and Report Form under the HSR Act with respect to the Offer. The waiting period under the HSR Act applicable to the Offer would expire at 11:59 p.m., New York City time, 15 days after the filing thereof, unless prior to the expiration or termination of the waiting period the FTC or the Antitrust Division extends the waiting period by requesting additional information or documentary material from Laidlaw. If such a request is made, the waiting period applicable to the Offer will expire on the tenth calendar day after the date of substantial compliance by Laidlaw with such request. Thereafter, the waiting period may be extended by court order or with the consent of Laidlaw. The waiting period under the HSR Act may be terminated by the FTC and the Antitrust Division prior to its expiration. See Section 15.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates"), or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message from a Book-Entry Transfer Facility transmitted to, and received by, the Depositary forming a part of a Book-Entry Confirmation, which states that (i) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation, (ii) the participant has received and agrees to be bound by the terms of the Letter of Transmittal and (iii) the Purchaser may enforce such agreement against the participant.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting those payments to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. If for any reason whatsoever acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares, and those Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to exercise and duly exercises withdrawal rights as described in Section 4, subject, however, to the Purchaser's obligation under Rule 14e-1(c) under the Exchange Act to pay for Shares tendered or return those Shares promptly after termination or withdrawal of the Offer.

    If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), without expense to the tendering stockholder, as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    If, prior to the Expiration Date, the Purchaser increases the consideration offered to stockholders pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, regardless of whether those Shares were tendered prior to the increase in consideration.

    The Purchaser reserves the right to transfer or assign, in whole at any time or in part from time to time, to one or more of the Purchaser's affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    SECTION 3. PROCEDURE FOR TENDERING SHARES.

    VALID TENDER. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, (i) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and (ii) either
(a) Share Certificates evidencing tendered Shares must be received by the Depositary at such address, or the Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures described below.

    If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each delivery.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's transfer procedures. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below.

    Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

    SIGNATURE GUARANTEES. Signatures on Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as defined in Rule 17A(b)-15 under the Exchange Act (each of the foregoing, an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If a Share Certificate is registered in the name of a person other than the person who signs the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as provided above. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available, time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or a stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, then such stockholder's Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

        (i) the tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary as provided below on or prior to the Expiration Date; and

       (iii) the Share Certificates evidencing all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq National Market trading days after the date of execution of the Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (if available), (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message, and (ii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations of tendered Shares are received in the Depositary's account at a Book-Entry Transfer Facility.

    The method of delivery of Share Certificates and all other required documents, including through any Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

    None of the Purchaser, Laidlaw, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    APPOINTMENT AS PROXY. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints the Purchaser, its officers and its designees, and each of them, as the stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of the Shares on or after July 29, 1997). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective if, when and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to the Shares (and such other Shares and securities) will, without further action, be revoked, and no subsequent powers of attorney, proxies or written consents may be given or executed (and if given or executed will not be deemed effective with respect thereto by the stockholder). The Purchaser, its officers and its designees will, with respect to the Shares (and such other Shares and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of the stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

    BACKUP FEDERAL INCOME TAX WITHHOLDING AND SUBSTITUTE FORM W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer to the extent not previously provided must provide the payor of such cash with the stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that the stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Non-corporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status (a copy of which may be obtained from the Depositary), in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

    OTHER REQUIREMENTS. The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation and warranty that such stockholder is the owner of the Shares within the meaning of, and that the tender of the Shares complies with, Rule 14e-4 under the Exchange Act.

    SECTION 4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and unless already accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after October 3, 1997. If the Purchaser is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Purchaser, and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4; subject, however, to the Purchaser's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay for the tendered Shares or return those Shares promptly after termination or withdrawal of the Offer. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Laidlaw, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

    SECTION 5. CERTAIN U.S. FEDERAL INCOME TAX MATTERS. The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect, including modifications made by the Taxpayer Relief Act of 1997 which was recently passed by both houses of Congress and is awaiting the President's signature. The tax treatment of each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation and persons who received payments in respect of options to acquire Shares. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

    The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, a tendering stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's adjusted tax basis in the Shares tendered and purchased pursuant to the Offer or the Merger. Gain or loss is computed separately for each block of Shares (Shares which were purchased at the same time and price) sold. For federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder meets one of the holding periods set forth below as of the date the Purchaser accepts such Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be. There are significant limitations on the deductibility of capital losses by individuals or corporations. Capital losses can offset capital gains on a dollar-for-dollar basis and, in the case of an individual stockholder, capital losses in excess of capital gains can be deducted to the extent of $3,000 annually. An individual can carry forward unused capital losses indefinitely. A corporation can utilize capital losses only to offset capital gain income; a corporation's unused capital losses can be carried back three years and forward five years.

    Assuming the President signs the Tax Relief Act of 1997, long-term capital gains recognized after July 28, 1997, on marketable securities such as the Shares, will be taxable at a maximum rate of 20% for individuals if the individual's holding period is more than 18 months and 28% if the holding period is more than one year but not more than 18 months, and 35% for corporations. Ordinary income is taxable at a maximum rate of 39.6% for individuals and 35% for corporations.

    SECTION 6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are traded in the Nasdaq National Market under the symbol "EMCR." At July 30, 1997 there were 95 holders of record. The Company completed its initial public offering of Shares in December 1994 at an initial public offering price of $11.00 per share. Based on information provided by the Company, the following table sets forth, for the periods indicated, the high and low sales price per Share subsequent to December 8, 1994, the day trading commenced. The sale prices per Share set forth below are as reported in published financial sources and do not include commissions.

                                                                                                     HIGH        LOW
                                                                                                   ---------  ---------
Fiscal Year Ended December 31, 1994:
  Fourth Quarter (from December 8 to December 31)................................................  $  14 3/4  $      11
Fiscal Year Ended December 31, 1995:
  First Quarter..................................................................................     20 5/8     13 1/8
  Second Quarter.................................................................................     20 1/2     18 1/8
  Third Quarter..................................................................................     23 3/4     17 7/8
  Fourth Quarter.................................................................................     26 7/8     19 3/8
Fiscal Year Ended December 31, 1996:
  First Quarter..................................................................................     30 1/2     21 1/4
  Second Quarter.................................................................................         37     25 1/2
  Third Quarter..................................................................................     29 3/4     20 1/2
  Fourth Quarter.................................................................................     30 3/4     17 1/4
Fiscal Year Ending December 31, 1997:
  First Quarter..................................................................................     29 7/8     22 1/4
  Second Quarter.................................................................................     37 5/8     26 1/8
  Third Quarter (through July 30)................................................................     39 5/8     36 1/8

    The Company has not paid any cash dividends since its formation.

    On July 29, 1997, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the reported closing sale price per Share as reported on the Nasdaq National Market was $38 1/4. On August 1, 1997, two trading days prior to commencement of the Offer, the reported closing sale price per share as reported on the Nasdaq was $37 33/64. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    SECTION 7. CERTAIN INFORMATION CONCERNING THE COMPANY.

    GENERAL. The Company is a Delaware corporation with its headquarters located at 1717 Main Street, Suite 5200, Dallas, Texas 75201. The Company is a leading provider of physician services management in hospital emergency departments and other practice settings.

    FINANCIAL INFORMATION. Set forth below is certain selected financial information with respect to the Company and its subsidiaries.

                              EMCARE HOLDINGS INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   YEAR ENDED DECEMBER 31,
                                                                            -------------------------------------
                                                                                1996          1995        1994
                                                       THREE MONTHS ENDED   -------------  ----------  ----------
                                                         MARCH 31, 1997
                                                       -------------------
                                                           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenue..........................................      $    59,510      $     196,257  $  156,826  $  118,250
Income before income taxes and extraordinary
 charge..............................................            4,861              8,263(1)     13,909      7,137
Income before extraordinary charge...................            3,014              5,425(1)      8,693      4,569
Net income...........................................            3,014              5,425(1)      8,693      3,732
PER SHARE DATA:
Primary earnings per common share before
 extraordinary charge................................             0.35               0.64(1)       1.05       0.89
Primary earnings per common share....................             0.35               0.64(1)       1.05       0.73
Primary weighted average common and common equivalent
 shares outstanding..................................            8,537              8,531       8,251       5,138
BALANCE SHEET DATA:
Working capital......................................           22,766             19,918      18,948      28,041
Total assets.........................................          150,951            138,063      80,743      55,214
Total indebtedness...................................           47,877             40,468       5,456       4,423
Stockholders' equity.................................           65,201             61,728      52,730      34,499

------------------------------

(1) The Company has settled the claims alleged against it in the civil lawsuit styled UNITED STATES EX REL. THERESA SEMTNER V. EMERGENCY PHYSICIAN BILLING SERVICES, INC., ET AL. (Cause No. 94-617(C)), in the United States District Court for the Western District of Oklahoma (the "DOJ Lawsuit"). Emergency Physician Billing Services, Inc. is an outside vendor that provided billing services on a contract basis for the Company and others. The suit alleged improper coding of charges for emergency department services reimbursed under the Medicare, Medicaid, CHAMPUS, and Federal Employees Health Benefits programs.
    Under the settlement, the Company has agreed to pay $7,750,000 to the United States and the various states for settlement of the lawsuit and has already paid $5,000,000 of that amount with the balance due on or before January 5, 1998. The settlement provides for the DOJ Lawsuit to be dismissed with prejudice as to the Company. An additional $250,000 in attorneys' fees and another $450,000 in other expenses is also expected to be incurred by the Company. In the settlement, the Company did not admit any of the allegations of the DOJ Lawsuit or any related liability, and the settlement specifically provided for the Company to participate fully in the future in Medicare, Medicaid, CHAMPUS, and Federal Employees Health Benefits programs. These related settlement expenses have been accrued for in the fourth quarter of the 1996 financial data.

    AVAILABLE INFORMATION. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material should also be available for inspection at EmCare Holdings Inc., 1717 Main Street, Suite 5200, Dallas, Texas 75201.

    SECTION 8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND LAIDLAW. The Purchaser, a newly incorporated Delaware corporation and an indirect wholly-owned subsidiary of Laidlaw, was organized in connection with the Offer and has not carried on any activities to date other than in connection with the Offer and the Merger Agreement. The principal executive office of the Purchaser is located at 669 Airport Freeway, Suite 400, Hurst, Texas 76053, and the telephone number at such office is (817) 282-7580. The principal executive office of Laidlaw is located at 3221 North Service Road, Burlington, Ontario L7R 3Y8, and the telephone number at such office is (905) 336-1800.

    Laidlaw is the largest emergency healthcare transportation, school busing and municipal transit service company in North America.

    PASSENGER SERVICES. Laidlaw provides passenger services, primarily under the names Laidlaw Transit, Mayflower Contract Services and National School Bus Services in the United States and Laidlaw Transit, Charterways and Grey Goose Bus Lines in Canada, operating school buses and special education vehicles and public transit buses. In August 1996, Laidlaw significantly expanded its passenger service operations through the acquisition of Scott's Hospitality Inc. Laidlaw is the largest school bus operator in North America, providing transportation for in excess of 2.5 million students per day. Laidlaw also presently provides services to 245 municipal transit systems and in excess of 1 million transit passengers in the United States and Canada. Laidlaw is the largest operator of paratransit services in the United States providing access to transportation for elderly and physically and mentally challenged passengers. Laidlaw also operates fixed-rate transit, scheduled daily passenger bus and parcel express services. In addition, Laidlaw provides scheduled services under private contract and package tours to major tourist regions in the United States and Canada.

    HEALTHCARE TRANSPORTATION. Laidlaw entered the healthcare transportation business in 1993. During fiscal 1996, it significantly expanded its operations through the acquisition of CareLine, Inc. and again in February 1997 through the acquisition of American Medical Response, Inc., creating the premier healthcare transportation company in North America. Laidlaw is the largest provider of healthcare transportation services in the United States, operating from 134 locations and 37 states. These services consist of critical care transportation services, non-emergency ambulance and transfer services, emergency response services and emergency department staffing. Laidlaw enters into agreements with municipal or county public safety agencies to provide performance-based contracts for 9-1-1 response, joint training, shared staffing and stationing arrangements and contracted dispatching. Laidlaw enters into contracts with integrated healthcare delivery networks to provide turnkey managed healthcare transportation systems. The Company also provides comprehensive on site medical care and transport service for all types of special events.

    HAZARDOUS WASTE SERVICES. Laidlaw provides hazardous waste services from 100 service locations, including 9 incinerators, 32 transfer service centers, 6 waste water treatment plants and 13 landfills in 26 states and seven Canadian provinces. These services are conducted primarily under the name Laidlaw Environmental Services, Inc. Laidlaw owns sixty-six percent (66%) of the equity of Laidlaw Environmental Services, Inc.

    CHANGES IN CONTROL OF LAIDLAW. Canadian Pacific Limited had owned 47,632,092 Class A Shares of Laidlaw representing approximately 47.2% of the issued voting equity shares of Laidlaw and 29,711,034 Class B Non-Voting Shares representing approximately 10.9% of the issued shares of that class. Pursuant to a capital reorganization effected by certificate and articles of amalgamation dated July 28, 1997 (see OTHER RECENT EVENTS below), the Class A Shares and Class B Non-Voting Shares owned by Canadian Pacific Limited became 55,586,034 Common Shares of Laidlaw, representing approximately 17% of the outstanding Common Shares of Laidlaw after giving effect to the reorganization.

    On July 2, 1997, Canadian Pacific Limited conditionally sold to a group of underwriters share purchase rights to acquire the 55,586,034 Common Shares of Laidlaw, payable in two installments. The condition to the sale of the share purchase rights was satisfied upon the capital reorganization becoming effective on July 28, 1997. See OTHER RECENT EVENTS below.

    OTHER RECENT EVENTS. At a special meeting of the shareholders of Laidlaw held on July 23, 1997, the shareholders approved a special resolution approving a capital reorganization pursuant to which the Class A Shares and Class B Non-Voting Shares beneficially owned by Canadian Pacific Limited (see CHANGES IN CONTROL OF LAIDLAW above) would become 55,586,034 Common Shares of Laidlaw and each other issued Class A Share of Laidlaw would be converted into issued common shares on the basis of 1.15 Common Shares for every one Class A Share of Laidlaw, and each issued Class B Non-Voting Share in the capital of Laidlaw would be converted into issued common shares on the basis of one Common Share for each one Class B Non-Voting Share of Laidlaw. The reorganization became effective upon the issuance of a certificate and articles of amalgamation dated July 28, 1997.

    Laidlaw is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file certain information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Laidlaw's directors and officers, their remuneration, stock options granted to them, the principal holders of Laidlaw's securities and any material interests of such persons in transactions with Laidlaw is contained in that information. This information may be inspected and copies may be obtained from the offices of the Commission in the same manner as set forth with respect to information about the Company in Section 7. Such information concerning the Company can be inspected at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    Set forth below is certain selected consolidated financial information relating to Laidlaw and its subsidiaries for Laidlaw's last three fiscal years, which has been derived from the financial statements contained in Laidlaw's Annual Report on Form 10-K for the fiscal year ended August 31, 1996, filed by Laidlaw with the Commission. More comprehensive financial information (including management's discussion and analysis of financial condition and results of operations) is included in the reports and other documents filed by Laidlaw with the Commission. The following financial information is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein.

                                  LAIDLAW INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (IN U.S. $MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                    YEAR ENDED AUGUST 31,
                                                                              ----------------------------------
                                                                                 1996        1995        1994
                                                                              ----------  ----------  ----------
INCOME STATEMENT DATA:
Revenue.....................................................................  $  2,296.0  $  1,722.4  $  1,378.1
Income from operations......................................................       233.0       174.9       140.0
Income from continuing operations before income taxes.......................       147.4        95.9        66.8
Income from continuing operations...........................................       117.2        74.9        48.8
Income from discontinued operations.........................................        44.6        57.9        42.0
Net income..................................................................       161.8       132.8        90.8
Earnings per share
  Continuing operations.....................................................        0.40        0.27        0.18
  Discontinued operations...................................................        0.15        0.21        0.15
Net income per share........................................................        0.55        0.48        0.33

                                                                                        AT AUGUST 31,
                                                                              ----------------------------------
                                                                                 1996        1995        1994
                                                                              ----------  ----------  ----------
BALANCE SHEET DATA:
Cash & Short-Term...........................................................  $    225.8  $    146.5  $    199.6
Current Assets..............................................................       773.5       579.3       468.6
Assets of discontinued operations...........................................       828.0       744.8       733.8
Long-term investments.......................................................       168.5       587.5       742.6
Fixed asset.................................................................     1,949.8     1,650.4     1,219.2
Other assets................................................................     1,212.5       572.8       339.8
Total Assets................................................................     4,932.3     4,134.8     3,504.0
Current liabilities.........................................................       480.0       409.2       256.2
Deferred items..............................................................       386.2       362.3       264.1
Long-term debt..............................................................     1,929.3     1,665.9     1,397.8
Stockholders' Equity........................................................     2,136.8     1,697.4     1,585.9

    The name, citizenship, business address, principal occupation or employment and five year employment history of each of the directors and executive officers of the Purchaser and Laidlaw are set forth in Schedule I to this Offer to Purchase.

    None of the Purchaser, Laidlaw nor, to the best knowledge of the Purchaser and Laidlaw, any of the persons listed on Schedule I or any associate or wholly-owned or majority-owned subsidiary of the Purchaser, Laidlaw or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares. None of the Purchaser, Laidlaw nor, to the best knowledge of the Purchaser and Laidlaw, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past sixty
(60) days.

    Except as described in this Offer to Purchase, none of the Purchaser, Laidlaw or, to the best knowledge of the Purchaser and Laidlaw, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to contracts, arrangements, understandings or relationships concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1994, none of the Purchaser, Laidlaw or, to the best knowledge of the Purchaser and Laidlaw, any of the persons listed on Schedule I, has had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that are required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1994 there have been no contacts, negotiations or transactions between any of Laidlaw, the Purchaser or, to the best knowledge of the Purchaser and Laidlaw, any of the persons listed on
Schedule I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

    SECTION 9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by the Purchaser and Laidlaw to consummate the Offer and the Merger (including the cash out of stock options as described in Section 11) and to pay related fees and expenses (approximately $2 million) is estimated to be approximately $342 million. The Company also has a revolving credit facility which provides for a default upon a merger or consolidation. In the event any such debt is accelerated, the Purchaser and Laidlaw will require additional funds to repay that debt.

    The Purchaser will obtain all necessary funds through capital contributions or advances to be made by Laidlaw. Laidlaw has sufficient funds available to it, from cash on hand and from undrawn or available credit under its existing revolving credit facilities and other sources, to fund fully all of its requirements and the Purchaser's requirements in connection with the Offer and the Merger. Laidlaw's existing credit facilities ("Facility") are each by and among Laidlaw, as borrower, and a syndicate of financial institutions for which Canadian Imperial Bank of Commerce acts as administrative agent. Laidlaw may borrow up to an aggregate amount of $1.4 billion under the Facility for general corporate purposes, including transactions contemplated by the Offer.

    Laidlaw's ability to borrow under the Facility is conditioned on compliance with certain covenants and satisfaction of certain other requirements. Laidlaw is currently in compliance with these covenants and requirements and believes that funds will be available prior to the time that funds are required to pay for Shares tendered in the Offer.

    Laidlaw anticipates that any indebtedness incurred through borrowings under the Facility will be repaid from a variety of sources, which may include, but may not be limited to, funds generated internally by Laidlaw and its affiliates (including, following the Merger, funds generated by the Purchaser). No decision has been made concerning the method Laidlaw will employ to repay such indebtedness. Such decision will be made based on Laidlaw's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as Laidlaw may deem appropriate.

THE OFFER IS NOT CONDITIONED UPON THE PURCHASER OBTAINING FINANCING.

    SECTION 10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. On February 5, 1997, James R. Bullock, the President and Chief Executive Officer of Laidlaw, Paul T. Shirley, the President and Chief Executive Officer of American Medical Response, Inc., which was acquired by Laidlaw in February 1997 ("AMR"), Leonard
M. Riggs, Jr., M.D., the Chairman and Chief Executive Officer of the Company and William F. Miller, III, the President and Chief Operating Officer of the Company, met in Dallas, Texas. The purpose of the meeting was to discuss the Company's software plans for improved operations of emergency departments in hospitals and to discuss generally the possibility of a business alliance or other undefined transaction between AMR's emergency ambulance services and the Company's hospital emergency department services. There was no discussion about any specific transaction between the parties at that time.

    Prior to Laidlaw's acquisition of AMR in February 1997 representatives of AMR met with the Company's management in December 1996 in Denver to acquaint its management with a history of the

Company and for AMR to discuss its concepts of pathways in emergency medicine. Subsequently, AMR engaged Dean Witter Reynolds Inc. ("Dean Witter") (which, subsequent to the merger of Dean Witter, Discover & Co. with the Morgan Stanley Group Inc., the execution of the engagement was assumed by Morgan Stanley) to provide financial advice to it on a prospective transaction with the Company.

    Subsequent to the meeting in Dallas, Mr. Bullock, Mr. Shirley and Dr. Riggs participated in a few telephone conversations to determine whether the parties should meet and have more specific discussions about a potential business alliance. Mr. Bullock and Dr. Riggs agreed to meet in Utah on February 27, 1997. At that meeting in Utah, which also included Mr. Shirley and David C. Colby, Executive Vice President, Chief Financial Officer and Treasurer of AMR, Dr. Riggs indicated that he and the Company's Board thought it would be in the best interests of the Company to complete the negotiations for settlement of a billing challenge that was underway before considering any specific plans with respect to the future of the Company. Dr. Riggs indicated that he thought those negotiations would take 30 to 60 days, after which he would call Mr. Bullock if the Company desired to proceed with further discussions with Laidlaw.

    During March and April of 1997, Mr. Bullock and Mr. Shirley each spoke with Dr. Riggs on one or two occasions to ascertain the progress of the settlement negotiations and to continue to express their interest in exploring alternative business alliances, but no specific proposals were discussed. On May 21, 1997, AMR and the Company entered into a confidentiality agreement pursuant to which, among other things, Laidlaw agreed to treat as confidential certain information provided by or on behalf of the Company. Pursuant to that confidentiality agreement, Laidlaw and its advisors were provided access to various due diligence materials and Laidlaw performed due diligence to confirm its prior analysis of the Company.

    On June 13, 1997, at the request of DLJ, Laidlaw submitted a letter advising the Company that Laidlaw's analysis suggested that a fair price for the Company would be $34.00 per share. Shortly thereafter, the Company, through DLJ, informed Laidlaw that its price was too low and would need to be increased if discussions between the Company and Laidlaw were to continue. Laidlaw continued to analyze the information on the Company provided by DLJ and Laidlaw and its advisors participated in further due diligence meetings in Dallas during the later part of June.

    On June 19, 1997, Mr. Bullock and Mr. Shirley met with Dr. Riggs, Mr. Miller and representatives of DLJ in Dallas, Texas. At that meeting, Mr. Bullock indicated that Laidlaw was prepared to place a value on the Company between $37.00 and $37.50 per share. On June 19, 1997, the Company informed Laidlaw that its Board had met with representatives of DLJ and was considering its alternatives, but that the Company wanted Laidlaw to go forward and complete its due diligence, present the form of documentation that might be used in a possible transaction and finalize its thinking on the value of the Company. Representatives of the Company indicated that the Board thought the purchase price would need to be higher, but it seemed that the Company and Laidlaw were close enough on price to continue discussions with Laidlaw.

    During the last week in June, Mr. Bullock informed the Company that Laidlaw was in the midst of a reorganization of its shares, and that while Laidlaw was quite interested in acquiring the Company, Laidlaw wanted to wait until the reorganization was completed at its July 23, 1997 shareholders meeting before completing its analysis of a potential transaction with the Company. During the first week of July 1997 representatives of Laidlaw and AMR met with representatives of the Company for further detailed discussions of due diligence matters.

    On Friday, July 25, 1997, Mr. Bullock, Ivan R. Cairns, Senior Vice President and General Counsel of Laidlaw, Dr. Riggs and Mr. Miller met in Burlington, Ontario. At that meeting, the parties had detailed discussions on the form of the transaction that would include a cash price of $38.00 per share, as well as a commitment on the part of Dr. Riggs and Mr. Miller to have a significant investment in Laidlaw common stock in order to align their interests with Laidlaw shareholders going forward. Dr. Riggs and Mr. Miller indicated that they wanted to consider Laidlaw's proposal over the weekend and analyze the Company's other alternatives. Mr. Bullock and Mr. Cairns were advised that the Company's Board was scheduled to meet on Monday, July 28, 1997. During the morning of July 28, 1997, Mr. Bullock, Dr. Riggs and Mr. Miller participated in a conference call during which they continued to negotiate the terms of the proposed Merger Agreement and arrived at a verbal understanding of the structure of the transaction the Company and Laidlaw would try to consummate if the Company's Board decided to proceed.

    At the July 28, 1997 Company Board meeting, DLJ presented its analysis of the proposed consideration to be received by the Company's stockholders and delivered its oral opinion to the Board (which was subsequently confirmed by delivery of a written opinion dated July 28, 1997), to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the cash consideration of $38.00 per share to be received by holders of Shares (other than Laidlaw and its affiliates) in the Offer and the Merger, taken together, was fair, from a financial point of view, to such holders. Following a number of questions from, and discussions among, the directors, the Company's Board of Directors unanimously (i) approved the Merger Agreement and the transactions contemplated thereby and authorized the execution and delivery thereof, (ii) determined that the Offer and the Merger, taken together, were in the best interests of the stockholders of the Company, and (iii) recommended that the Company's stockholders accept the Offer and tender their shares to the Purchaser.

    At the close of business on July 28, 1997, Dr. Riggs and Mr. Miller informed Mr. Bullock that the Company's Board had authorized them to try and proceed to complete the proposed Merger Agreement and the terms of the Offer with Laidlaw.

    On July 29, 1997, representatives of the Company and Laidlaw completed their negotiations of all substantive terms of the Merger Agreement, which had been under discussion during the month of July. On July 29, 1997, the Board of Directors of Laidlaw and Purchaser took the steps required under the corporate and securities laws to approve the Offer, the Merger and the Merger Agreement. Laidlaw, the Purchaser and the Company executed the Merger Agreement late in the evening on July 29, 1997. On July 30, 1997, before the opening of trading, Laidlaw and the Company jointly announced the transaction. On August 5, 1997, Purchaser commenced the Offer.

    To the extent any of the foregoing background describes events to which Laidlaw was not a party, it is based upon information provided by the Company.

    SECTION 11. PURPOSE OF THE OFFER; MERGER AGREEMENT; PLANS FOR THE COMPANY.

    PURPOSE OF THE OFFER. The purpose of the Offer, the Merger and the Merger Agreement is to enable Laidlaw to acquire control of the entire equity interest of the Company. Upon consummation of the Merger, the Company will become an indirect wholly-owned subsidiary of Laidlaw. The Offer is being made pursuant to the Merger Agreement.

    MERGER AGREEMENT. The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to Laidlaw's Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"). In particular, when the term material adverse effect is used herein it has the meaning as defined in the Merger Agreement. The Merger Agreement may be examined and copies may be obtained at the place and in the manner set forth in Section 7 of this Offer to Purchase.

    THE OFFER. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that the Purchaser may in its sole discretion waive, in whole or in part, at any time or from time to time, any condition (other than the Minimum Condition, the expiration or termination of the waiting period under the HSR Act and the absence of termination of the Merger Agreement, which may not be waived without the prior written consent of the Company), increase the price per Share payable in the Offer or make any other changes in the terms and conditions of the Offer; provided that, unless previously approved by the Company in writing, no change may be made that decreases the price per Share payable in the Offer, changes the form of consideration payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer other than those set forth herein, or amends or modifies such conditions, amends any other terms or conditions of the Offer, or that is otherwise adverse to the holders of Shares. The Company has informed the Purchaser that as of July 31, 1997, there were 8,279,046 Shares issued and outstanding, 1,304,176 shares of Common Stock reserved for future issuance pursuant to outstanding stock options, and 37,570 shares of Common Stock reserved for future issuance in connection with purchase price payments (including deferred purchase price payments) in conjunction with acquisitions, and that, except as otherwise disclosed in the Merger Agreement, no other stock of the Company is outstanding or committed to be issued. Based on this information and assuming all holders of outstanding options to purchase shares of Common Stock will have entered into agreements to cancel such options on or prior to the date Purchaser purchases the Shares pursuant to the Offer and that holders of the right to receive shares in connection with purchase price payments have agreed to accept cash in lieu of shares, the Purchaser believes that the Minimum Condition will be satisfied if the Purchaser acquires at least 4,222,314 Shares in the Offer. Laidlaw does not directly or indirectly hold any Shares. Certain other conditions to the Offer are described in Section 14. The Minimum Condition and the expiration or termination of the waiting period under the HSR Act cannot be waived without the consent of the Company.

    THE MERGER. The Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with Delaware Law, the Purchaser shall be merged with and into the Company as soon as practicable after satisfaction or waiver of the conditions set forth in the Merger Agreement (the "Effective Time"). The Merger shall become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation"). In the Merger, each issued and outstanding Share (other than Shares owned directly or indirectly by Laidlaw or any of its subsidiaries or by the Company as treasury stock, and other than Shares owned by stockholders who have properly exercised rights of appraisal under Delaware Law) will be converted into the right to receive $38.00 per Share, without interest, and the issued and outstanding share of common stock of the Purchaser will be converted into 8,250,546 fully paid and non-assessable shares of common stock of the Surviving Corporation (which will constitute the only issued and outstanding capital stock of the Surviving Corporation).

    The Merger Agreement provides that the certificate of incorporation and by-laws of the Purchaser at the Effective Time will be the certificate of incorporation and by-laws of the Surviving Corporation until amended in accordance with applicable law. The Merger Agreement also provides that the directors of the Purchaser at the Effective Time will be the directors of the Surviving Corporation, and the officers of the Company at the Effective Time will be the officers of the Surviving Corporation.

    THE COMPANY'S BOARD OF DIRECTORS. The Merger Agreement provides that, commencing upon the purchase of Shares pursuant to the Offer, and from time to time thereafter, Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Purchaser representation on the Board equal to the product of (i) the total number of directors on the Board and (ii) the percentage that the number of Shares owned by the Purchaser and its affiliates (including Shares purchased pursuant to the Offer) bears to the total number of outstanding Shares; provided that at all times there shall be at least two directors who are not designees of the Purchaser and the number of directors shall not be more than ten or less than six, and the Company has agreed, upon request of the Purchaser, promptly either to increase the size of the Board (to the extent permitted by the Company's Restated Certificate of Incorporation) and/or to use its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable the Purchaser's designees to be elected to the Board and to cause the Purchaser's designees to be so elected. The Merger Agreement also provides that following the election or appointment of Purchaser's designees to the Company's Board of Directors any amendment of the Merger Agreement or any amendment to the Restated Certificate of Incorporation or By-laws of the Company inconsistent with the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations or other acts of Laidlaw or Purchaser or any waiver of any of the Company's rights under the Merger Agreement will require the concurrence of a majority of the directors of the Company (or the concurrence of the director, if there is only one remaining) then in office who are not designees of the Purchaser or employees of the Company. The Company's obligation to appoint the Purchaser's designees to the Board of Directors is subject to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

    STOCKHOLDERS MEETING. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement. The Board shall recommend approval and adoption of the Merger Agreement by the Company's stockholders; provided, however, that such recommendation may be modified or withdrawn as provided in the Merger Agreement or if the Board determines in good faith and after consultation with independent counsel, that such action is necessary to properly discharge its fiduciary duties.

    INTERIM OPERATIONS. In the Merger Agreement, the Company has agreed that, except as otherwise agreed in writing by Laidlaw, which agreement will not be unreasonably withheld or delayed, the businesses of the Company and its subsidiaries shall be conducted only in the ordinary course of business consistent with past practice, the Company will use its reasonable commercial efforts to preserve substantially intact its business organization, keep available the services of the present officers, employees and consultants of the Company and its subsidiaries, and preserve the present relationships of the Company and it subsidiaries with customers, suppliers, and other persons with which the Company or any of its subsidiaries has significant business relations. In addition, except as expressly contemplated by the Merger Agreement or without the prior written consent of Laidlaw, which consent will not be unreasonably withheld or delayed, each of the Company and its subsidiaries will not:

        (a) amend or otherwise change the Certificate of Incorporation or By-Laws of the Company or any of its subsidiaries;

        (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company (except for (i) the issuance of shares of Company Common Stock issuable pursuant to certain stock options and certain existing contractual obligations; and (ii) the grant of options under the Company's stock option plans consistent with past practice and the issuance of shares upon exercise thereof);

        (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) disposition of obsolete or worthless assets, (iii) sales of immaterial assets not in excess of $500,000, and (iv) encumbrances on assets to secure purchase money financings of equipment and capital improvements and in connection with the financing of permitted acquisitions);

        (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend or make advances to its parent or the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or propose to do any of the foregoing, except for the acceleration of options pursuant to the terms of the Company stock options and the net exercise of such options or as approved in the Merger Agreement;

        (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof other than emergency health care providers, emergency physician practice management groups or other emergency health care entities in each case located in the United States, provided that the total consideration paid for all such acquisitions completed after July 29, 1997 shall not exceed $12 million; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice or in connection with purchases of equipment or capital improvements or in permitted acquisitions, or make any loans or advances (other than loans or advances to or from direct or indirect wholly owned subsidiaries or in connection with permitted acquisitions), (iii) except as approved in the Merger Agreement, enter into or amend any material contract or agreement other than in the ordinary course of business or where such contract or amendment would not have a material adverse effect; or (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of the amounts set forth in the Merger Agreement;

        (f) except as set forth in the Merger Agreement or as may be required by law or in the ordinary course of business consistent with past practice, increase the compensation payable or to become payable to its officers or employees, except as may be required by law or in the ordinary course of business consistent with past practice, grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees;

        (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

        (h) except as would not result in any material adverse effect, make any material tax election inconsistent with past practice or settle or compromise any federal, state, local or foreign tax liability or agree to an extension of a statute of limitations, except to the extent the amount of any such settlement has been reserved for in the financial statements contained in the Company SEC reports filed prior to July 29, 1997; or

        (i) take, or agree in writing or otherwise to take, any of the actions described in subparagraphs (a)-(h) above, or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform in any material respect its covenants under the Merger Agreement.

    NO SOLICITATION. In the Merger Agreement, the Company has agreed not to directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, (i) solicit or initiate any "Business Combination Proposal" (as defined below), (ii) enter into any agreement with respect to any Business Combination Proposal or (iii) participate in any negotiations with or furnish any non-public written information to any person in connection with any proposal that constitutes or may reasonably be expected to lead to any Business Combination Proposal; PROVIDED, HOWEVER, that the Company may (A) participate in negotiations with or furnish information to any persons or group (other than Parent or an affiliate of Parent) that makes a Business Combination Proposal not so solicited that the Board determines may reasonably be expected to result in a Superior Proposal or if the Board determines, in good faith and after consultation with independent counsel, that such action is required in order to discharge properly its fiduciary duties, and enter into any confidentiality agreement or standstill agreement with such third party in connection with such a Business Combination Proposal, (B) comply with Rule 14e-2 promulgated under the Exchange Act with regard to any Business Combination Proposal (assuming that such Business Combination Proposal includes a tender offer requiring the Company's response pursuant to such Rule), (C) withdraw or modify its recommendation of the Offer and the Merger if there exists a Business Combination Proposal that is a Superior Proposal or if the Board determines, in good faith and after consultation with independent counsel, that such action is required to discharge properly its fiduciary duties, and (D) recommend to its stockholders a Business Combination Proposal if it is a Superior Proposal or if the Board determines, in good faith and after consultation with independent counsel, that such action is required to discharge properly its fiduciary duties.

    The term "Business Combination Proposal" means, with respect to the Company, the commencement of any tender or exchange offer, and bona fide, written proposal for a merger, consolidation or other business combination involving the Company or any of its subsidiaries, or any other bona fide written proposal or offer to enter into a "Business Combination" or any public announcement of a proposal, plan or intention to do any of the foregoing. The term "Superior Proposal" means any Business Combination Proposal for which any required financing is supported by reasonable commitments and which the Board determines in good faith will be more favorable to the Company's stockholders than the Offer and the Merger. The term "Business Combination" means the occurrence of any of the following events: (a) the Company or any subsidiary is acquired by merger or otherwise; (b) the Company or any subsidiary enters into any agreement that contemplates the acquisition of 35% or more of the total assets of the Company and its subsidiaries taken as a whole; (c) the Company or any of its subsidiaries enters into a merger or other agreement that contemplates the acquisition of more than 35% of the outstanding shares of the Company's capital stock; or (d) a third party acquires more than 35% of the outstanding shares of the Company's capital stock.

    DIRECTORS' AND OFFICERS' INSURANCE; INDEMNIFICATION. For a period of five years after the Effective Time, Laidlaw has agreed to cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms (including the amounts of coverage and the amounts of deductibles, if any) that are comparable to the terms now applicable to directors and officers of Laidlaw, or, if more favorable to the Company's directors and officers, the terms now applicable to them under the Company's current policies; provided, that in no event shall Laidlaw or the Surviving Corporation be required to expend in excess of 300% of the annual premium currently paid by the Company for such coverage; and provided further, that if the premium for such coverage exceeds such amount, Laidlaw or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 300% of the annual premium.

    The Merger Agreement provides that the Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation set forth in the Certificate of Incorporation and By-Laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law. In addition, the Merger Agreement provides that the Company shall, to the fullest extent permitted under applicable law or under the Company's Certificate of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, Laidlaw and the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, brought or filed, arising out of or pertaining to any acts or omissions or alleged acts or omissions by them in their capacity as such, including without limitation the transactions contemplated by the Merger Agreement in each case for a period of six years after July 29, 1997.

    COMPANY STOCK OPTIONS. At the Effective Time each outstanding option to purchase a Share (a "Company Stock Option"), whether or not exercisable, shall become exercisable and each holder of a Company Stock Option who executes an agreement to cancel such Company Stock Option shall be entitled to receive from the Company, in consideration for such cancellation, an amount in cash (less applicable withholding taxes) equal to the product of (i) the number of Shares previously subject to such Company Stock Option multiplied by (ii) the excess, if any, of $38.00 over the exercise price per Share previously subject to such Company Stock Option.

    CONDITIONS TO THE MERGER. The Merger Agreement provides that the respective obligations of the Company, Laidlaw and the Purchaser to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) the Purchaser shall have purchased shares pursuant to the Offer; (ii) any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (iii) no temporary restraining order, preliminary or permanent injunction or other order or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or applicable to the Merger which makes the consummation of the Merger illegal; and (iv) there shall not be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction that prohibits or limits Laidlaw from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Laidlaw or any of its subsidiaries of all or a material portion of the business or assets of Laidlaw or any of its subsidiaries, or seeking to compel Laidlaw or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Laidlaw or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by the Merger Agreement.

    REPRESENTATIONS AND WARRANTIES. In the Merger Agreement, the Company has made customary representations and warranties to Laidlaw and the Purchaser with respect to, among other things, its organization, capitalization, financial statements, labor relations, employee benefit plans, insurance, compliance with laws, tax matters, intellectual property, consents and approvals and undisclosed liabilities.

    TERMINATION; FEES. The Merger Agreement may be terminated and the transaction abandoned at any time prior to the Effective Time, notwithstanding the approval by the stockholders of the Company or Laidlaw, (i) by mutual written consent duly authorized by the Boards of Directors of the Company, the Purchaser and Laidlaw; (ii) by either Laidlaw or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate the Merger Agreement under this provision is not available to any party who has not complied with its obligations and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action);
(iii) by either Laidlaw or the Company if the Purchaser shall have failed to accept for purchase and pay for Shares pursuant to the Offer by October 31, 1997 (provided that the right to terminate the Merger

Agreement under this provision is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in any of the circumstances described in this provision before such date); (iv) by Laidlaw or the Company, prior to the purchase of Shares pursuant to the Offer, if the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of the Offer, the Merger Agreement or the Merger in a manner adverse to Laidlaw; (v) by the Company, prior to the purchase of Shares pursuant to the Offer, (A) if any representation or warranty of the Purchaser or Laidlaw set forth in the Merger Agreement shall be untrue in any material respect when made, or (B) upon a breach in any material respect of any covenant or agreement on the part of the Purchaser or Laidlaw set forth in the Merger Agreement; (vi) by the Company, if the Offer shall have expired or shall have been withdrawn, abandoned or terminated without the Purchaser purchasing any Shares pursuant thereto; or (vii) by Laidlaw, if the Purchaser shall have terminated the Offer without purchasing any Shares thereunder in accordance with the terms of the Offer; provided Laidlaw may not terminate the Merger Agreement pursuant to this provision if the Purchaser has failed to purchase the Shares in the Offer in breach of the terms thereof.

    If the Merger Agreement is terminated by Laidlaw or Purchaser pursuant to their rights described in clause (iv) of the preceding paragraph, the Company will reimburse Laidlaw and the Purchaser for all documented out-of-pocket expenses and fees up to $1,500,000.

    If the Merger Agreement is terminated by Laidlaw or Purchaser pursuant to their rights described in clause (iv) above and within twelve months following the date of such termination the Company either (x) consummates a transaction the proposal of which would otherwise qualify as a Business Combination Proposal or (y) enters into a definitive agreement with respect to such a transaction, the Company shall promptly pay Laidlaw a fee of $6,275,000 less any amounts paid pursuant to the preceding paragraph.

    EMPLOYMENT AGREEMENTS. Each of Leonard M. Riggs, Jr., M.D., the Chairman of the Board and Chief Executive Officer of the Company, and William F. Miller, III, the President and Chief Operating Officer of the Company, have severally agreed to enter into an employment agreement with the Company immediately following the acceptance of the Shares pursuant to the Offer.

    Under the terms of these agreements Dr. Riggs and Mr. Miller will be paid an annual base salary of not less than $325,000 per year, and will be eligible for an annual bonus in the amount of $800,000 subject to the Company achieving earnings growth at the level agreed to by the executive and the Chief Executive Officer of Laidlaw, and shall remain eligible for this annual bonus for five years. Should the Company, in any year, not achieve the specified earnings target, but achieve 80% of the target, the executive shall be entitled to receive 50% of the annual bonus plus a percentage of the balance equal to the percentage of the target achieved between 80% and 100%. Should the executive remain employed by the Company for five years and not have received the maximum bonus in each of the five years, the executive shall be eligible for an additional bonus not to exceed the aggregate unpaid amounts, in accordance with criteria agreed to by the executive and Chief Executive Officer of Laidlaw.

    In order to induce the executive to remain in his position with the Company following the Offer and the Merger, the Company will pay or cause to be paid to each executive a retention bonus ($799,297 in the case of Dr. Riggs and $786,544 in the case of Mr. Miller) upon execution of the employment agreement. The executive is entitled to receive a pro rata portion of the 1997 fiscal bonus to August 31, 1997, determined on a basis consistent with previous years, payable at the time other annual bonuses are paid to executives and shall not exceed $110,000.

    The agreements also provide that each of Dr. Riggs and Mr. Miller will be granted, as soon as practicable following execution of his respective employment agreement, an option to purchase 30,000 of Laidlaw's common shares at an exercise price equal to the fair market value of such common stock at the time of grant, such options to vest consistent with the terms of the Laidlaw stock option plan under which such options are issued.

    AGREEMENT TO TENDER; PROXY. Concurrently with the execution of the Merger Agreement, Laidlaw, the Purchaser, Dr. Riggs and Mr. Miller entered into an agreement pertaining to Shares held by each of Dr. Riggs and Mr. Miller (the "Tender Agreement"). Pursuant to the Tender Agreement Dr. Riggs and Mr. Miller (each a "Seller") have each severally agreed that he will promptly tender pursuant to the terms of the Offer, and not withdraw, the Shares of which he is the holder or beneficial owner, or over which he has dispositive and voting authority (the "Seller's Shares"). In addition, pursuant to the Tender Agreement, each Seller has granted to Purchaser, James R. Bullock, the President and Chief Executive Officer of Laidlaw, and Ivan R. Cairns, the Senior Vice President and General Counsel of Laidlaw, or any of them, each with full power of substitution, a proxy to exercise all voting and other rights with respect to such shares, including without limitation, with respect to the Merger and the other matters contemplated by the Merger Agreement.

        NO NEGOTIATIONS. The Tender Agreement provides that each Seller will not, directly or indirectly, (i) initiate, contract with, solicit or enter into negotiations with any corporation, partnership, person or other entity concerning any possible proposal that constitutes, or a may reasonably be expected to lead to, an Acquisition Proposal (as defined below), or (ii) furnish any internal nonpublic financial or business information to any corporation, partnership, person or other entity (a "Third Party") in connection with any Acquisition Proposal; and each Seller severally agrees to notify Purchaser immediately if any discussions or negotiations are sought to be initiated, or any such information is requested, with respect to an Acquisition Proposal or potential Acquisition Proposal or if any Acquisition Proposal is received or indicated to be forthcoming. The term "Acquisition Proposal" means the occurrence of any of the following events: (a) the Company or any Company subsidiary is acquired by merger or otherwise by any Third Party; (b) the Company or any Company subsidiary enters into an agreement with a Third Party that contemplates the acquisition of 35% or more of the total assets of the Company and the Company subsidiaries taken as a whole; (c) the Company enters into a merger or other agreement with a Third Party that contemplates the acquisition of beneficial ownership of more than 35% of the outstanding shares of the Company's capital stock; or (d) a Third Party acquires more than 35% of the outstanding shares of the Company's capital stock.

        OTHER TRANSACTIONS. Each Seller has severally agreed that such Seller shall not engage in any action or omission that would have the effect of preventing or disabling such Seller from delivering the Shares of such Seller to Purchaser or otherwise performing such Seller's obligations under the Tender Agreement or causing any representation or warranty to be untrue. Without limiting the foregoing, each Seller severally agrees not to sell or transfer, or agree to sell or transfer, any of the Shares of such Seller or any interest in such Shares, and shall keep such Shares free and clear of all liens, charges and encumbrances and voting agreements, commitments, agreements, understandings and arrangements of every kind and shall not give any proxy with respect to the voting power of such Shares.

        TERMINATION. The Tender Agreement terminates at the earliest of (a) the time mutually agreed to by Purchaser, Parent and the Sellers expressed in writing or (b) so long as Sellers are not in default under the Tender Agreement, the termination of the Merger Agreement in accordance with its terms.

        FIDUCIARY DUTY. The Tender Agreement provides that nothing therein shall in any way affect any action taken by any director or executive officer of the Company that is required to be taken in order to discharge properly their fiduciary duties to the Company.

    STOCK PURCHASE AGREEMENT. Pursuant to the Stock Purchase Agreement, dated as of July 29, 1997, among Laidlaw, Dr. Riggs and Mr. Miller, (a) Parent has agreed to sell to Dr. Riggs, and Dr. Riggs has agreed to purchase, a number of common shares of Laidlaw ("Laidlaw Common Shares") determined by dividing $7,000,000 by the Market Price (as defined below) and (b) Laidlaw has agreed to sell to Mr. Miller, and Mr. Miller has agreed to purchase, a number of Laidlaw Common Shares determined by dividing $3,000,000 by the Market Price, in each case for cash at a price per share equal to the Market Price. The Market Price is the closing sale price of Laidlaw Common Shares on the New York Stock

Exchange on the trading day immediately preceding the day of closing. The closing will take place immediately following the acceptance of Shares by Purchaser pursuant to the Offer, or at such other time as Laidlaw and Dr. Riggs and Mr. Miller may agree in writing.

        TRANSFER RESTRICTIONS. None of the Laidlaw Common Shares purchased pursuant to the Stock Purchase Agreement shall be sold, pledged, assigned or otherwise transferred, voluntarily or involuntarily, by Dr. Riggs or Mr. Miller except (a) on the first anniversary of the date of the Stock Purchase Agreement, the restrictions on transfer shall lapse with respect to 10% of the shares of Laidlaw Common Shares purchased; (b) on the second anniversary of the date of the Stock Purchase Agreement, the restrictions on transfer shall lapse with respect to an additional 10% of the shares of Laidlaw Common Shares purchased, and (c) on the third anniversary of the date of the Stock Purchase Agreement, the restrictions on transfer shall lapse with respect to all remaining shares of Laidlaw Common Shares. The restrictions on transfer do not apply with respect to transfers pursuant to applicable laws of descent and distribution or to transfers among the purchaser's spouse and descendants and any trust or partnership solely for the benefit of such purchaser or such purchaser's spouse or descendants, provided that the restrictions will continue to be applicable to the shares of Laidlaw Common Shares after such transfer and the transferees of such shares shall agree in writing to be bound by the provisions of the Stock Purchase Agreement. The restrictions terminate upon the first to occur of the death of such purchaser and the sale of the Company by Laidlaw (whether by stock or asset sale, merger or otherwise). Additionally, the Laidlaw Common Shares will not be registered under the Securities Act of 1933, as amended ("Securities Act") and cannot be sold unless subsequently registered or unless an exemption from such registration is available.

        REPRESENTATIONS AND WARRANTIES. Laidlaw has made customary representations and warranties to Dr. Riggs and Mr. Miller, including that the certain reports filed by Laidlaw with the SEC did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Dr. Riggs and Mr. Miller have each severally made customary representations and warranties to Laidlaw, including as to the access to information concerning Laidlaw, his status as an "accredited investor" and that the Laidlaw Common Shares will be "restricted securities" within the meaning of Rule 144 under the Securities Act. Laidlaw has agreed to continue to file all reports, schedules, forms, statements and other documents in accordance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

    PLANS FOR THE COMPANY. Laidlaw intends, upon acquiring control of the Company, to continue its review and evaluation of the Company and its subsidiaries and their respective assets, businesses, corporate structure, capitalization, operations, properties, policies, management and personnel.

    Generally, Laidlaw intends to integrate the emergency department management business of its American Medical Response unit into the Company's business, with a view to achieving operating efficiencies and cost savings while maintaining and enhancing customer service. After Laidlaw conducts its review of the Company, it is possible that Laidlaw might modify some of its current plans.

    SECTION 12. DIVIDENDS AND DISTRIBUTIONS. As described above, the Merger Agreement provides that, prior to the Effective Time, the Company and each of its subsidiaries will not declare, pay, set aside or make any dividend or other distribution with respect to, or split, combine, reclassify, purchase, redeem or otherwise acquire any shares of its capital stock.

    Pursuant to the provisions of the Merger Agreement the Company may not issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest (including, without limitation, any phantom interest) in the Company (except for (i) the issuance of shares of Company Common Stock issuable pursuant to the Company Stock Options outstanding on the date of the Merger Agreement and pursuant to preexisting contractual obligations (ii) the grant of options under the Company's stock option plans consistent with past practice and the issuance of shares upon exercise thereof).

    Pursuant to the Merger Agreement, the Company also may not (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend or make advances to its parent or the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or propose to do any of the foregoing, except for the acceleration of options pursuant to the terms of the Company Common stock plans and the net exercise of such options.

    Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the preceding paragraphs, and nothing herein shall constitute a waiver by the Purchaser or Laidlaw of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Laidlaw for any breach of the Merger Agreement, including termination thereof.

    SECTION 13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, NASDAQ NATIONAL MARKET LISTING AND EXCHANGE ACT REGISTRATION. Depending upon the aggregate market value and per Share price of any Shares not purchased pursuant to the Offer, following the Offer the Shares may no longer meet the standards for continued listing on the Nasdaq National Market which requires an issuer to have at least 100,000 publicly held shares with an aggregate market value of at least $5,000,000. Shares held by directors and officers (or their immediate families) of the Company and other concentrated holdings of 10% or more of the Shares outstanding generally will not be considered to be publicly held for the purpose of the foregoing standards. In the event that the Shares were no longer quoted on the Nasdaq National Market, it is possible that the Shares could continue to trade in the over-the-counter market and that quotations would continue to be reported through other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    The Shares are currently registered under the Exchange Act. Such registration of the Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange or quoted on Nasdaq National Market and there are fewer than 300 holders of record of the Shares. Deregistration of the Shares under the Exchange Act would reduce substantially the information required to be furnished by the Company to holders of Shares and to the Commission and would render inapplicable certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of Section 14(a) that the Company furnish stockholders with proxy materials in connection with stockholders' meetings and the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to "going private" transactions. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company might be deprived of the ability to dispose of Shares pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"). If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities." It is the current intention of Laidlaw to cause the Company to deregister the Shares after the consummation of the Offer if the requirements for termination of registration are met.

    The Shares currently are "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that following the Offer, the Shares would cease to constitute "margin securities" for the purpose of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for margin loans made by brokers.

    SECTION 14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to amend the Offer (subject to the terms of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including without limitation Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or to return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restrictions referred to above, payment for, any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and not accept for payment any Shares if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act at any time prior to the Expiration Date, shall not have expired or been terminated, or (iii) at any time on or after five days after announcement and prior to the Expiration Date, any of the following conditions shall occur:

        (a) there shall have been any action or proceeding brought by any governmental authority before any court located or having jurisdiction within the United States or any statute, regulation, legislation, judgment or order, enacted, entered, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Merger by any court, governmental, administrative or regulatory authority or agency located or having jurisdiction within the United States that could result in a material adverse effect on the Company and its subsidiaries taken as a whole and have the effect of: (i) making illegal, or otherwise directly or indirectly restraining or prohibiting or imposing material penalties or fines or requiring the payment of material damages in connection with the making of, the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some of or all the Shares by Laidlaw or the Purchaser, the consummation of the Offer or the Merger; (ii) prohibiting or materially limiting the direct or indirect ownership or operation by the Company or by Laidlaw of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or compelling Laidlaw to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, as a result of the transactions contemplated by the Merger Agreement; (iii) imposing or confirming material limitations on the ability of Laidlaw effectively to hold or to exercise full rights of ownership of Shares, including, without limitation, the right to vote any Shares on all matters properly presented to the stockholders of the Company; or (iv) requiring divestiture by Laidlaw or the Purchaser, directly or indirectly, of any Shares; or

        (b) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement or any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct both when made and as of the date of consummation of the Offer (except to the extent such representations and warranties of the Company address matters only as of a particular date, in which case as of such date) except where the failure to perform such covenants or agreements or the failure of such representation and warranties to be so true and correct would not have a material adverse effect on the Company and its subsidiaries taken as a whole; or

        (c) The Merger Agreement shall have been terminated in accordance with its terms;

which in the reasonable judgment of the Purchaser in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with such acceptance for payment or payment of Shares; provided, that prior to October 31, 1997, the Purchaser shall not terminate the Offer by reason of the nonsatisfaction of any of the conditions and shall extend the Offer.

    The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition unless Laidlaw, the Purchaser or their affiliates shall have caused the circumstances giving rise to such condition or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    A public announcement will be made of a material change in, or waiver of, such conditions to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act, and the Offer will be extended in connection with any such change or waiver to the extent required by such rules.

    SECTION 15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

    GENERAL. Except as otherwise disclosed herein, based upon an examination of publicly available information filed by the Company with the Commission, neither the Purchaser nor Laidlaw is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) pursuant to the Offer or the Merger, or (ii) any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser as contemplated herein. Should any such approval or other action be required, it is the Purchaser's present intention to seek such approval or action. However, the Purchaser does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to the Purchaser's right to delay or decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Laidlaw or the Purchaser or that certain parts of the businesses of the Company, Laidlaw or the Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or, in the event that such approval was not obtained or such other action was not taken, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this
Section 15. See Section 14.

    STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three (3) years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. In connection with the review of the proposed transaction, the Company's Board of Directors prior to the execution of the Merger Agreement (i) unanimously approved the Offer and the Merger and (ii) determined that the terms of the Offer and the Merger including the Offer price of $38.00 per Share in cash, are in the best interest of, the stockholders of the Company, and (iii) recommended that the stockholders of the Company accept the Offer and tender their shares pursuant to the Offer. Accordingly, the Purchaser and Laidlaw believe that Section 203 of the Delaware Law is inapplicable to the Merger Agreement, the Offer and the Merger because its provisions have been satisfied.

    A number of other states have also adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., invalidated on constitutional grounds the Illinois Business Takeovers Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of federal courts have ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not taken any action to comply with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take reasonable efforts to resist such application, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment or pay for any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered. See Section 14.

    SHORT-FORM MERGER. Delaware Law would permit the Merger to occur without a vote of the Company's stockholders (a "short-form merger") if the Purchaser were to acquire at least 90% of the outstanding Shares. If, however, the Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise, and a vote of the Company's stockholders is required under Delaware Law, a longer period of time will be required to effect the Merger.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company would have certain rights to dissent and demand appraisal of their Shares under
Section 262 of Delaware Law. Dissenting stockholders who comply with the requisite statutory procedures under Delaware Law would be entitled to a judicial determination and payment of the "fair value" of their Shares as of the close of business on the day prior to the date of stockholder authorization of the Merger, together with interest thereon, at such rate as the court finds equitable, from the date the Merger is consummated until the date of payment. Under Delaware Law, in fixing the fair value of the Shares, a court would consider the nature of the transaction giving rise to the stockholders' right to receive payment for Shares and its effects on the Company and its stockholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances, and all other relevant factors.

    The foregoing summary of the rights of objecting stockholders does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any available dissenters' rights. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Delaware Law.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser pursuant to the Offer is subject to the HSR Act requirements. See Section 2.

    Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Pre-merger Notification and Report Form under the HSR Act by Laidlaw, which Laidlaw intends to submit as soon as practicable after the date hereof. The waiting period under the HSR Act would expire at 11:59 p.m., New York City time, 15 days after the filing date, unless early termination of the waiting period were granted or Laidlaw received a request from the Antitrust Division or the FTC for additional information or documentary material prior thereto. If such a request were made, the waiting period applicable to the Offer will expire on the tenth calendar day after the date of substantial compliance by Laidlaw with such request. Thereafter, the waiting period may be extended by court order or by consent of Laidlaw. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period.

    The waiting period under the HSR Act may be terminated by the FTC and the Antitrust Division prior to its expiration. Accordingly, pursuant to the HSR Act each of Laidlaw and the Company intend to request early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See
Section 2. Subject to Section 4, any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If the Purchaser's acquisition of Shares is delayed due to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act and all other conditions to the Offer have been satisfied, the Offer will be extended (and re-extended) until at least October 31, 1997, and may, with the consent of Laidlaw, the Purchaser and the Company, be extended beyond that date.

    No separate HSR Act requirements with respect to the Merger or the Merger Agreement will apply if the 15-day waiting period relating to the Offer (as described above) has expired or been terminated. However, if the Offer is withdrawn or if the filing relating to the Offer is withdrawn prior to the expiration or termination of the 15-day waiting period relating to the Offer, the Merger may not be consummated until 30 calendar days after receipt by the Antitrust Division and the FTC of the Pre-merger Notification and Report Forms of both Laidlaw and the Company, unless the 30-day period is earlier terminated by the Antitrust Division and the FTC. Within such 30-day period, the Antitrust Division or the FTC may request additional information or documentary materials from Laidlaw and/or the Company, in which event, the acquisition of Shares pursuant to the Merger may not be consummated until twenty (20) days after both Laidlaw and the Company substantially comply with such requests. Thereafter, the waiting periods may be extended only by court order or by consent.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase by the Purchaser of Shares pursuant to the Offer, either the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of Laidlaw, the Company or any of their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

    Although the Purchaser believes that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the outcome will be.

    SECTION 16. FEES AND EXPENSES. Except as set forth below, neither Laidlaw nor the Purchaser will pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer.

    Morgan Stanley & Co. Incorporated ("Morgan Stanley") is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services in connection with the acquisition of the Company. Laidlaw has agreed to pay Dean Witter (which, subsequent to the merger of Dean Witter, Discover & Co. with Morgan Stanley Group Inc., the execution of the engagement was assumed by Morgan Stanley) a fee of $1,000,000 payable upon consummation of the Offer. Laidlaw has also agreed to reimburse Morgan Stanley for all out-of-pocket expenses incurred by Morgan Stanley, including the fees and expenses of legal counsel and to indemnify Morgan Stanley against certain liabilities and expenses in connection with its engagement, including certain liabilities under federal securities laws.

    In the ordinary course of its business, Morgan Stanley engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company. As of August 1, 1997, Morgan Stanley held a net long position of 1,400 Shares.

    The Purchaser has also retained Morrow & Co., Inc. to act as the Information Agent and ChaseMellon Shareholder Services to act as the Depositary in connection with the Offer. The Dealer Manager and Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for their services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Purchaser and Laidlaw have also agreed to indemnify the Information Agent, the Dealer Manager and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

    SECTION 17. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

    The Purchaser and Laidlaw have filed with the Commission a Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in
Section 7 of this Offer to Purchase.

    No person has been authorized to give any information or to make any representation on behalf of the Purchaser or Laidlaw not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          EHI ACQUISITION CORP.

August 5, 1997

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                        CHASEMELLON SHAREHOLDER SERVICES

              BY MAIL:                       BY FACSIMILE TRANSMISSION:                       BY HAND:
            ChaseMellon                   (For Eligible Institutions Only)                  ChaseMellon
        Shareholder Services                       (201) 329-8936                       Shareholder Services
         85 Challenger Road               CONFIRM FACSIMILE BY TELEPHONE:             120 Broadway, 13th Floor
     Ridgefield Park, NJ 07660                     (201) 296-4860                        New York, NY 10271
           (201) 296-4860                     (For Confirmation Only)                  BY OVERNIGHT COURIER:
                                                                                            ChaseMellon
                                                                                        Shareholder Services
                                                                                         85 Challenger Road
                                                                                     Ridgefield Park, NJ 07660

                                   SCHEDULE I
         INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                           LAIDLAW AND THE PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF LAIDLAW. Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Laidlaw. Laidlaw indirectly owns 100% of the equity interest in the Purchaser. Unless otherwise indicated, each person identified below is employed by Laidlaw. The principal business address of Laidlaw and, unless otherwise indicated, the business address of each person identified below is 3221 North Service Road, Burlington, Ontario L7R 3Y8. Directors are identified by an asterisk. Unless otherwise indicated, each person identified below is a Canadian citizen.

                                                                        PRESENT PRINCIPAL OCCUPATION
                                                                             OR EMPLOYMENT AND
                          NAME                                          FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
Peter N.T. Widdrington* ................................  Mr. Widdrington, 67, has been Chairman of the Board
 248 Pallmall Street                                       since August 1990 and a director of Laidlaw since 1986.
 Suite 400                                                 Since June 1996, he has been Chief Executive Officer of
 London, Ontario N6A 5P6                                   Cuddy International Corporation, a poultry producer. He
                                                           was Chairman of the Board of The Toronto Blue Jays
                                                           Baseball Club, a professional baseball club from
                                                           January 1992 until 1995. For more than one year prior
                                                           thereto, he was Chairman of the Board of John Labatt
                                                           Limited, a food and beverage company. Mr. Widdrington
                                                           is also a director of Canadian Imperial Bank of
                                                           Commerce, CEC Resources Ltd., Cuddy International
                                                           Corporation, Ellis-Don Inc., SNC-Lavalin Group Inc. and
                                                           Talisman Energy Inc.

James R. Bullock*.......................................  Mr. Bullock, 53, has been a director of Laidlaw since
                                                           1991 and President and Chief Executive Officer of the
                                                           Company since October 1993. For more than two years
                                                           prior thereto, he was President and Chief Executive
                                                           Officer of Cadillac Fairview Corporation Limited, a
                                                           property development company.

William P. Cooper* .....................................  Mr. Cooper, 57, has been a director of Laidlaw since
 85 The East Mall                                          1983. For more than five years, he has been President
 Toronto, Ontario M8Z 5W4                                  and Chief Executive Officer of Cooper Construction
                                                           Limited, a construction company. Mr. Cooper is also a
                                                           director of Baton Broadcasting Inc., Mutual Life of
                                                           Canada and Stelco Inc.

                                                                        PRESENT PRINCIPAL OCCUPATION
                                                                             OR EMPLOYMENT AND
                          NAME                                          FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
Jack P. Edwards* .......................................  Mr. Edwards, 52, has been a director of Laidlaw since
 3650 - 131st Avenue S.E.                                  January 1996. He has been President and Chief Executive
 Suite 700                                                 Officer of Danzas Corporation, a worldwide
 Bellevue, Washington 98006                                transportation company, since June 1994. Prior thereto,
                                                           he was Chief Operating Officer of Circle International
                                                           for one and one-half years and President and Chief
                                                           Executive Officer of Itel's Transportation Group for
                                                           more than five years. Mr. Edwards is a United States
                                                           citizen.

William A. Farlinger* ..................................  Mr. Farlinger, 67, has been a director of Laidlaw since
 700 University Avenue                                     January 1994. He became Chairman of Ontario Hydro, a
 19th Floor                                                public utility, in November 1995. Prior thereto, he was
 Toronto, Ontario M56 1X6                                  President and Chief Executive Officer of William A.
                                                           Farlinger & Associates, a consulting company, since
                                                           October 1993. For more than two years prior thereto, he
                                                           was Chairman and Chief Executive Officer of Ernst &
                                                           Young, Chartered Accountants, in Canada. Mr. Farlinger
                                                           is also a director of Cara Operations, Hongkong Bank of
                                                           Canada and Manulife Financial.

Gordon R. Ritchie* .....................................  Mr. Ritchie, 53, has been a director of Laidlaw since
 45 O'Connor Street                                        January 1994. He has been Chief Executive Officer of
 20th Floor                                                Strategico Inc., a consulting company, since 1988. Mr.
 Ottawa, Ontario K1P 1A4                                   Ritchie is also a director of Telemedia Inc., Maple
                                                           Leaf Foods Inc. and Cambior Inc.

Stella M. Thompson* ....................................  Mrs. Thompson, 52, has been a director of Laidlaw since
 2604 Toronto Crescent N.W.                                July 1994. She has been President of Stellar Energy
 Calgary, Alberta T2N 3W1                                  Ltd., a consulting company, since 1991. For more than
                                                           one year prior thereto, she was a Vice-President of
                                                           Petro-Canada Inc. Mrs. Thompson is also a director of
                                                           Allstate Insurance Company of Canada, AGRA Industries
                                                           Ltd. and Talisman Energy, Inc.

Ivan R. Cairns..........................................  Mr. Cairns, 51, has been Senior Vice-President and
                                                           General Counsel of Laidlaw since October 1990 and,
                                                           prior thereto, was Vice-President and General Counsel
                                                           and Secretary since November 1981.

John R. Grainger........................................  Mr. Grainger, 48, has been President of Laidlaw Transit,
                                                           Laidlaw's passenger services group, since May 1992.
                                                           From February 1990 to that date, he was a Senior
                                                           Vice-President of Laidlaw Transit.

                                                                        PRESENT PRINCIPAL OCCUPATION
                                                                             OR EMPLOYMENT AND
                          NAME                                          FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
Leslie W. Haworth.......................................  Mr. Haworth, 54, has been Senior Vice-President and
                                                           Chief Financial Officer of Laidlaw since October 1990
                                                           and, prior thereto, was Vice-President, Finance and
                                                           Chief Financial Officer since March 1978.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of the Purchaser. Each person identified below is employed by Laidlaw. The principal business address of the Purchaser is 669 Airport Freeway, Suite 400, Hurst, Texas 76053, and the principal business address of each person identified below is 3221 N. Service Road, Burlington, Ontario L7R 3Y8. All persons identified below are Canadian citizens.

                                                                        PRESENT PRINCIPAL OCCUPATION
                                                                             OR EMPLOYMENT AND
                          NAME                                          FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
James R. Bullock*.......................................  Mr. Bullock, 53, has served as President and Director of
                                                           Purchaser since its inception in July 1997. He also has
                                                           been President and Chief Executive Officer of Laidlaw
                                                           since October 1993. For more than two years prior
                                                           thereto, he was President and Chief Executive Officer
                                                           of Cadillac Fairview Corporation Limited, a property
                                                           development company.

Ivan R. Cairns*.........................................  Mr. Cairns, 51, has served as Senior Vice-President,
                                                           General Counsel, Secretary and Director of Purchaser
                                                           since its inception in July 1997. He also has been
                                                           Senior Vice-President and General Counsel of Laidlaw
                                                           since October 1990 and, prior thereto, was Vice-
                                                           President and General Counsel and Secretary since
                                                           November 1981.

Leslie W. Haworth*......................................  Mr. Haworth, 54, has served as Senior Vice-President and
                                                           Director of Purchaser since its inception in July 1997.
                                                           He also has been Senior Vice-President and Chief
                                                           Financial Officer of Laidlaw since October 1990 and,
                                                           prior thereto, was Vice-President, Finance and Chief
                                                           Financial Officer since March 1978.

    Any questions and requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and related materials may be directed to the Information Agent or Dealer Manager at their addresses and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                                909 Third Avenue
                                   20th Floor
                            New York, New York 10022
                                 (212) 754-8000
                            Toll Free (800) 566-9061
                     Banks and Brokerage Firms please call:
                                 (800) 662-5200

                      THE DEALER MANAGER FOR THE OFFER IS:

                           MORGAN STANLEY DEAN WITTER
                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                            New York, New York 10036
                                 (212) 761-7628